RESIGNATION LETTER

May 31, 2011

To Board of Directors of
BLOGGERWAVE, INC.

Gentlemen:

This letter shall serve as notice that effective immediately after the consummation of transactions contemplated by that certain Common Stock Purchase Agreement, dated May 31st, 2011, by and among Bloggerwave, Inc. (the "Corporation"), Carson Holdings LLC and the seller signatory thereto, I hereby resign my positions as Chief Executive Officer, President, Chief Financial Officer, Treasurer and Director of the Corporation. My resignation is not the result of any disagreement with the Corporation on any matter relating to its operation, policies (including accounting or financial policies) or practices.

Sincerely,

By: ______________________
Ulrik Svane Thomsen

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